Exhibit 99.1
Goodrich Petroleum Announces Private Offering
of $75 Million Cumulative Convertible Perpetual Preferred Stock
and 2006 Preliminary Capital Expenditure Budget
HOUSTON, December 15 /PRNewswire-FirstCall/ — Goodrich Petroleum Corporation (NYSE: GDP) announced that it has commenced a private offering of $75 million of a new series of cumulative convertible perpetual preferred stock. Shares will be offered to qualified institutional buyers eligible under Rule 144A. The Company expects to grant a 60-day option to the initial purchasers to purchase $37.5 million in additional shares of preferred stock.
Goodrich intends to use net proceeds of the offering to redeem all of the outstanding shares of its Series A Preferred Stock for approximately $9.5 million, with the balance of the net proceeds used to fund the continued acceleration of its drilling program. The Company has announced a preliminary capital expenditure budget for 2006 of $195 million, approximately $160 million of which is scheduled for the Cotton Valley Trend. Net proceeds will be applied temporarily to repay approximately $47.5 million outstanding under Goodrich’s revolving senior credit facility.
The preferred stock has not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.